CODE OF ETHICS

and

STANDARDS OF PROFESSIONAL CONDUCT

February 2005

1

TABLE OF CONTENTS

ACKNOWLEDGMENT OF RECEIPT AND UNDERSTANDING	iv

HOW TO COMPLY WITH THE CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT	v

INTRODUCTION	1

I. CODE OF ETHICS	2

II. STANDARDS OF PROFESSIONAL CONDUCT	3

Section A. Confidentiality	4
RC Confidentiality and the Press	5
Maintaining the Confidences of Other Parties	5
Implications for Breach of Confidentiality Duties	5

Section B. Compliance with Laws and Regulations	6
Compliance with Federal Securities Laws	6
Avoidance of Insider Trading	6
Dishonest Acts	7
Preparation of Public Filings	7
Destruction of Documents	7
Participation in Audits	7
Giving Advice to Clients	8
Review of Communications and Email Correspondence with the Public	8

Section C. Challenging Financial Information	9

Section D. Conflict of Interest	10
General Outside Interests or Activities	10
Using Your Relationship with RC for Personal Gain While Still Employed at RC	10
Using Your Relationship with RC for Personal Gain After Employment at RC	11
Political Activities	11

Section E. Relationships with Others Outside the Corporation	13
Personal Business Activities	13
Gifts, Honorariums and Fees	14
Employing or Contracting With Friends or Relatives	15
Obligations to Others at Time of Hire	15
Relationships with Others Outside the Corporation After Employment at RC	15

Section F. Relationships with Others Inside the Corporation	16

Section G. Honesty	17
Time Reporting	17

i

Section H. Use of RC Property and Funds	18
Corporate Credit Cards	18
Expense Reimbursement	18
Payments Made by RC	18
Associate Employment and Compensation	18
Use of the Internet at Work	19
Off-Site Use of RC Equipment/Computers	19
RC Property and Separation of Employment	19

Section I. Reporting Known and Suspected Violations and Disciplinary Actions	20
Reporting Violations	20
Disciplinary Actions	20
Reports of Violations by Legal Counsel to The Vantagepoint Funds	20

Section J. Delivery and Acknowledgments of Receipt	21

Section K. Record Keeping	22
Required Records	22

III. COMMON QUESTIONS AND ANSWERS	23

Appendix A HOLDINGS AND ACCOUNTS REPORT

Appendix B QUARTERLY TRANSACTION AND ACCOUNTS REPORT

Appendix C REQUEST FOR APPROVAL OF OUTSIDE BUSINESS ACTIVITY

Appendix D COMPLAINT AND WHISTLEBLOWER PROCEDURES

PLEASE NOTE

The purpose of this document is to communicate the ICMA Retirement Corporation’s (“RC”) expectations of ethics and standards of professional conduct to all associates. It has been divided into two sections--the "Code of Ethics" and "Standards of Professional Conduct." The Code of Ethics provides an ethics "mission statement," while the Standards of Professional Conduct are specific policies and procedures used to ensure compliance with the Code. This two-part approach should more clearly emphasize and apply RC’s guiding principles to the specific and increasingly complex policies required by applicable regulations, laws, the financial services industry and RC.

This document has also been adopted by RC and Vantagepoint Investment Advisers, LLC pursuant to Section 204A of the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 204A-1 thereunder.

RC takes seriously its responsibility to its clients, associates and the special privileges granted to it by virtue of its public sector mission. RC believes that compliance with the Code of Ethics is an integral component to meet that responsibility. Accordingly, RC reserves the right to pursue all remedies, legal and otherwise, in the event the Code of Ethics is breached.

2005 Code of Ethics and Standards of Professional Conduct
ACKNOWLEDGMENT OF RECEIPT AND UNDERSTANDING
Please Read Carefully and Return Signed Form to Human Resources.

I acknowledge I have received, read and understood (1) the ICMA Retirement Corporation Code of Ethics and Standards of Professional Conduct and (2) the Policy on Personal Investment Activity and Prevention of the Misuse of Inside Information adopted by RC, its affiliated companies and The Vantagepoint Funds (“Policy on Personal Investment Activity”). I agree to adhere to these policies, procedures, operating guidelines and all other provisions contained in these documents.

I understand that RC and its wholly-owned subsidiary, Vantagepoint Investment Advisers, LLC (“VIA”), are registered as investment advisers with the U.S. Securities and Exchange Commission and that VIA serves as investment adviser of The Vantagepoint Funds (“Funds”), an investment company registered under the Investment Company Act of 1940, and therefore, as an RC Associate, I am subject to the Policy on Personal Investment Activity and Prevention of the Misuse of Inside Information that has been provided to me under separate cover and is incorporated by reference in this Code of Ethics and Standards of Professional Conduct.

I also acknowledge I have no financial or business interests, nor am I engaged in any activities, that could result in noncompliance with this document. I do not have any financial interests nor have I participated in any such activities during the past year; to my best knowledge, the same is true for all members of my immediate family.

If there is any situation in which I am currently involved that may cause a conflict with any provision of this document, I have described the situation in full detail on the reverse side of this acknowledgment form.

I will also report in writing to the Chief Compliance Officer (“CCO”) any situations, which hereafter arise, where there could be reasonable doubt as to whether I will remain in compliance with the provisions of this document. Moreover, I understand that if anytime hereafter there is a change in circumstances that may result in noncompliance with any provision of this document, a full disclosure will be made in writing by me immediately upon discovery of such change.

I understand that this document does not attempt to address all areas of potential liability under applicable policies or law. As an RC associate, I have a duty to diligently comply with this Code and use common sense in all activities relating to RC business. In addition, I understand that if I am unsure of a particular situation that could affect or compromise the integrity of RC, I must seek advice from RC’s CCO or Legal Department

I understand that failure to comply with the Code of Ethics or Standards of Professional Conduct could result in further action by the ICMA Retirement Corporation, including but not limited to, termination of employment and legal actions against me and/or other involved parties.

Signature	Date

Print Name	Title and/or Department

Please return to the Human Resources Department immediately.

HOW TO COMPLY WITH THE CODE OF ETHICS AND
STANDARDS OF PROFESSIONAL CONDUCT

To be in compliance, associates must complete the following steps:
Step 1:	Read the Code of Ethics and Standards of Professional Conduct. It is very important that you read and understand the policies that apply to your specific responsibilities at RC.

Step 2:	Sign and date the Acknowledgment Form on page iv (which is required from both new associates before beginning employment and all current associates on an annual basis).

Step 3:	All RC Associates: If you, your spouse or any immediate family member sharing your household beneficially owns or invests in shares of The Vantagepoint Funds, other than through accounts held under the RC Retirement Savings Plan or another employee benefit plan established and maintained by RC, you must report those accounts using the Holdings and Account attached as Appendices A and B.

Access Persons: Some RC Associates are also considered “Access Persons” as defined in the Policy on Personal Investment Activity. If you are an “Access Person,” you must report all your personal securities accounts as well as your personal transactions and holdings of “Covered Securities”, using as a reference this document and the more detailed Policy on Personal Investment Activity provided under a separate cover. Please use the disclosure forms attached as Appendices A and B to describe all relevant information. If necessary, you may also use separate sheets and attach them to the forms.

Step 4:	Attend special training program on the Policy on Personal Investment Activity as announced and scheduled by RC periodically throughout the year.

Step 5:	If engaged in qualifying outside business activities, as described in Section E, please submit a Request for Approval of Outside Business Activity (Appendix C) with your Acknowledgment Form or when a change in your business activity situation occurs.

Step 6:	Return financial disclosure forms (Appendices A and B) and any Requests for Approval of Outside Business Activity (Appendix C) to the CCO or his or her designee. This Acknowledgment Form should be returned to Human Resources.

Additional written disclosures of all relevant information requested in Sections A through K of the Standards of Professional Conduct may be stapled to and submitted with the Acknowledgment Form. Please be sure to include the following, as your situation requires:

•   Conflict or potential conflict of interests;
•   Difficulty or inability to comply with certain laws or regulations;
•   Circumstances making it difficult to comply with any aspect of this document.

Please also remember that the Code of Ethics and Standards of Professional Conduct does not replace documentation required by the NASD or any other outside compliance regulations. If you have any questions about this document, please contact Jim Rohrbacher, CCO at 202-962-6920, Martha Shulman, Senior Vice President of Human Resources at (202) 962-4651 or Paul Gallagher, Senior Vice President, General Counsel at (202) 962-4621.

v

Code of Ethics
and
Standards of Professional Conduct

INTRODUCTION

Ethics and professional conduct are the highest priorities at the ICMA Retirement Corporation (“RC”). Not only do they mandate behavior for internal day-to-day operations but they also reflect a commitment to excellence for our employers and participants. RC is distinctive in the financial services industry. As a not-for-profit corporation, we have a special responsibility to our participants and a special bond of trust with them. The "Code" and the "Standards" are the key tools RC uses to protect this relationship.

The RC Code of Ethics (“Code” or “Code of Ethics”) embodies more than a statement requiring adherence to a set of rules or regulations; it maintains an allegiance to a set of principles, such as honesty, integrity and fiduciary responsibility. These principles are the foundation upon which this Corporation is built. Based on the Code of Ethics, the RC Standards of Professional Conduct outline the specific policies affecting the day-to-day activities of RC associates.

This document does not attempt to address all areas of potential liability under applicable policies or laws. Obviously, associates have a duty to comply diligently with this Code and all applicable law, but associates must also use common sense in all activities relating to RC business. In addition, if an associate is unsure of a particular responsibility that may affect or compromise the integrity of RC, he/she must seek advice from the CCO or the Legal Department.

The Code of Ethics and Standards of Professional Conduct apply to all associates, regardless of position, responsibility or location. For purposes of this document, "associates" includes all full-time and part-time, management and non-management individuals, all contract employees, all temporary employees, and all officers of RC, Vantagepoint Investment Advisers, LLC (“VIA”), ICMA-RC Services, LLC (“RC Services”), Vantagepoint Transfer Agents, LLC (“VTA”), The Vantagepoint Funds and any of its subsidiaries or affiliates, as well as the LLC Managers (as defined in the Policy on Personal Investment Activity) of VIA, VTA and RC Services.1 Special policies may also apply to associates in Investment, Finance, Sales or Marketing divisions or those in a position of particular authority. Please read this document carefully and keep in mind that you are making an important pledge to RC. Many of your obligations under these standards are statutorily required. The remainder are required by the Corporation. If you have any questions or concerns, please contact the CCO or the Human Resources Department before signing the enclosed Acknowledgment Form.

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1	Members of the Board of Directors of RC are subject to a separate ICMA Retirement Corporation Code of Ethics and Business Conduct, also adopted under Section 204A of the Investment Advisers Act of 1940 and Rule 204A-1, and to applicable provisions of the Policy on Personal Investment Activity.

I. CODE OF ETHICS

RC has accepted a significant and distinct mission - to become the most trusted provider of financial services to state and local governments. Our personal commitment to public service reflects our values of independence, integrity and excellence and the acceptance of this mission creates a fiduciary responsibility that is unlike many organizations in the financial services industry. To earn the trust of public officials and public employees, RC associates must set an ethical standard above those of our competitors. For this reason, RC requires its associates to take a proactive approach to ensuring not only a high quality of service but also a high degree of confidentiality and professionalism in dealing with our clients and their interests.

In addition, as registered investment advisers, RC and VIA have fiduciary obligations to their investment advisory clients. These fiduciary obligations are shared by all RC associates and require RC associates to act in each client’s best interests, to subordinate their own interests to the interests of clients and to avoid conflicts with client interests.

Associates of RC shall promote the corporate mission while fostering an environment of professional courtesy and growth. This obviously means diligently complying with the rules and regulations governing a financial service corporation. It also means more than simply being technically in compliance. It means being careful, conscientious and clearly focused on the long-term interests of our clients.

II. STANDARDS OF PROFESSIONAL CONDUCT

RC's Standards of Professional Conduct (detailed in Section A - K) are the policies that establish the minimum standards of acceptable conduct for associates. Associates are expected to strive to exceed these standards at all times. Any individual violating these policies is subject to appropriate action, including dismissal from employment. In some circumstances, failure to report an illegal act may also constitute a criminal act subject to prosecution by the appropriate authorities (e.g., insider trading).

Additionally, in the case of associates who are registered with the National Association of Securities Dealers (NASD), other restrictions and/or regulations may apply. Such associates should check with their supervisor, the CCO or the Legal Department to obtain more information about these requirements.

The following sections are not intended to incorporate all RC policies concerning the Standards of Professional Conduct. Please consult the Associate Handbook for additional information.

Section A. Confidentiality

Confidentiality is essential in the financial services industry. Handling the finances of others involves a special kind of trust. Accordingly, associates must use the utmost discretion in dealing with personal information of clients and fellow associates, not only during the workday but outside the office as well. It is unethical to discuss the personal business of clients or associates for any reason except in the context of professional RC business and within the scope of the associate's job responsibility. Furthermore, associates have an affirmative duty to safeguard such information from any inadvertent disclosure or use.

The obligation to keep confidential non-public client information also applies to information about the portfolio holdings of investment advisory clients of RC and VIA, including the funds of the VantageTrust and The Vantagepoint Funds. Selective disclosure of client portfolio holdings information is prohibited.

Associates shall use confidential information properly at all times. Client information should only be disclosed within the Corporation to those who need the information to perform their duties, and shall never be disclosed outside the organization other than to RC's public accountants or legal counsel, unless authorized by the client or required by proper legal process. In no case may an associate or former associate of RC share client (prospective, past or current) information or business information of a proprietary and/or confidential nature to RC, with another client, firm, party, or a competitor of RC.

Inter-department confidentiality must also be observed. All divisions within RC maintain files specific to their areas of responsibility that may be of a confidential nature. Associates should not, under any circumstance, access files outside of their area of responsibility or maintained by another department/division without seeking appropriate approval and permission from an authorized representative of that department/division.

All systems, system designs, programs, products, files (written, computerized and on diskette or tape) and business/marketing strategies, internet development strategies, client information and sales prospecting data of RC developed in the course of RC business or as the result of knowledge obtained during RC employment by an associate (or a team of associates) are solely the property of the Corporation and should be treated accordingly. Associates who plan on leaving or are leaving RC employment must not remove such property (physical or intellectual) or copies thereof from RC premises upon separation of employment, or transfer such information to any other party unless authorized.

Computer resources and corporate data are vital assets to RC. Accordingly, associates are required to take measures to protect these assets from accidental or unauthorized modification, disclosure or destruction. In other words, associates are expected to personally take proactive measures to ensure the safety of equipment and data entrusted to them for business use, and not to rely on another person or department for the security of such resources or data. Examples of proactive measures include, but are not limited to, locking equipment in a safe place when not in use, changing passwords on a regular basis, formulating passwords that are not readily obvious or available to unauthorized users, and not keeping sensitive data on the hard drive unnecessarily.

Please see the Computer Network and Internet Access Security Policy, which must be acknowledged by all users of the network, for more information.

Further, any systems, system designs, programs or information used by or that are proprietary to RC, shall not be used for personal gain nor revealed to persons, organizations or competitors outside the Corporation, either during or after associates' employment with RC. Associates (either during employment or after) must not disclose, or cause to be disclosed in any way, any information or documents relating to their employment with RC or the operations of RC (except the fact of their employment, position, duties and compensation), including but not limited to trade secrets, patents, copyrighted materials, proprietary computer software and programs, systems analyses, lists of actual or prospective customers and customer contacts, marketing strategies, internet strategies, nonpublic pricing analyses and strategies, financial transactions, financial data, or any other information that could be construed as proprietary in the normal course of business.

RC Confidentiality and the Press

Unless expressly authorized by the CEO, SVP Marketing and/or the Vice President of Communications, at no time may an associate relate any information regarding RC, VTC, VIA, RC Services, and/or The Vantagepoint Funds or any subsidiary or affiliate to any member of the press. This includes confirming or denying any statement made to you by another party. There are no exceptions to this policy. If contacted by the press, please refer him/her to the Vice President of Communications.

Because of the seriousness of potential damage that may result from unauthorized press statements, a breach of this policy will result in disciplinary action, up to and including termination.

All information provided to the press shall be presented in a manner that is complete, fair, accurate, timely and understandable. All such information shall be consistent with relevant public filings.

Maintaining the Confidences of Other Parties

Finally, associates must not divulge to RC or an RC associate any information from a confidential source that may expose RC to potential liability.

Implications for Breach of Confidentiality Duties

Given the nature of RC’s business, RC places special significance on breaches of confidentiality. Hence, RC reserves the right to pursue all available remedies, legal and otherwise, in the event any provision of the Code of Ethics is breached.

Section B. Compliance with Laws and Regulations

Associates may not knowingly participate or assist in any acts violating any applicable law, rule or regulation of any government, government agency, or regulatory agency governing professional, financial or business activities, nor any act violating any provision of the accompanying Code or Standards of Professional Conduct.

Compliance with Federal Securities Laws

RC associates must at all times comply with the Federal Securities Laws, both in conducting the business of RC and its affiliates and when acting in their personal capacities or outside the scope of their employment with RC. Any violation of the Federal Securities Laws will be a violation of this Code of Ethics and may subject an RC associate to sanctions or other appropriate remedial action under this Code, in addition to any civil or criminal remedies or penalties that may be imposed by the government authorities.2

Avoidance of Insider Trading

Federal law prohibits knowingly or recklessly purchasing or selling directly or indirectly a security on the basis of material, non-public information or communicating such information to anyone in connection with a purchase or sale. Associates must comply with all laws and regulations relating to the use of material non-public information. In short, if an associate acquires information as a result of a special or confidential relationship with an issuer, the associate may not communicate the information or take investment action based on such information. Even if the associate is not in a special or confidential relationship with the issuer, he/she shall not communicate or act on material, non-public information if he/she knows or should have known that such information was disclosed in breach of a duty.

RC is the sponsor of The Vantagepoint Funds, an investment company that is registered under the Investment Company Act of 1940 (“1940 Act”). Additionally, RC is the owner of several entities that provide services to The Vantagepoint Funds, including RC Services, a registered broker-dealer and Vantagepoint Investment Advisers, LLC, a registered investment adviser. As such, the Policy on Personal Investment Activity has been adopted by RC and its subsidiaries, as well as The Vantagepoint Funds, under Rule 17j-1 of the 1940 Act and Rule 204A-1 under the Advisers Act. The Policy on Personal Investment Activity is incorporated by reference into and hereby made a part of this Code of Ethics. All RC associates will receive a copy of the Policy on Personal Investment Activity, and any associates who are “Access Persons” under the Policy on Personal

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2	Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gram-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act, as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

Investment Activity will receive training on the details of the policy. All RC Associates in the Legal, Investment and Finance divisions, along with all corporate officers at the level of Vice President or above automatically are considered Access Persons under the Policy on Personal Investment Activity. However, the SEC recently has expanded the categories of people who must be treated as Access Persons” under our Policy on Personal Investment Activity and therefore other RC Associates may be considered Access Persons as well. Please read carefully the definition of “Access Person” in our Policy on Personal Investment Activity. If you are uncertain whether you are an “Access Person” or have other questions concerning this policy, please contact the CCO or the Legal Department.

All "Registered Representatives" are required to comply with NASD reporting rules, besides insider trading requirements. Please contact the CCO or the Legal Department for more information.

Dishonest Acts

RC has an established reputation for honest and irreproachable business practices. If an individual employed by RC is found (or is reasonably believed) to have committed an alleged dishonest or fraudulent act within the scope of his/her duties or an act within the scope of his/her duties that violates local, state or federal law, RC is obligated to report such alleged act in a timely manner to all appropriate law enforcement and regulatory authorities.

Action taken as a result of dishonest conduct will be directed by the President and CEO or the Board of Directors following a review of facts surrounding the situation.

Associates, who become aware of dishonest, illegal, or improper acts by other associates, directors or officers, must immediately call such matters to the attention of senior management. Failure to disclose known dishonest acts may classify a person as an accessory to such offenses.

Preparation of Public Filings

Each associate shall fully comply with the disclosure controls and procedures adopted by The Vantagepoint Funds to ensure that all documents filed with the SEC are complete, fairly presented, accurate, timely and understandable to the best abilities of the Associate, and that they otherwise comply with all applicable laws, rules and regulations.

Destruction of Documents

Associates shall not knowingly alter, destroy, mutilate, conceal, cover up, falsify, or make a false entry in any record, document, or tangible object with the intent to impede, obstruct or influence any investigation or proceeding by a court or regulatory authority with jurisdiction over RC, any subsidiary of RC, any funds maintained by VTC or The Vantagepoint Funds.

Participation in Audits

Associates shall cooperate fully and truthfully with any audit of RC, any subsidiary of RC, any funds maintained by VTC or The Vantagepoint Funds that is conducted by a public accounting firm. Any Associate that takes any action with respect to any such audit that is intended to fraudulently influence, coerce, manipulate or mislead any person participating in the audit will be subject to disciplinary action, which may include termination.

Giving Advice to Clients

Associates shall provide a client advice on matters concerning tax, legal, or investment matters only if qualified (and properly licensed, if necessary), and only to the extent such advice is publicly available or has been effectively disseminated to all clients of RC, unless otherwise authorized. Advice provided must also be in compliance with all federal, state, and regulatory agency requirements and regulations.

Review of Communications and Email Correspondence with the Public

All associates registered with the NASD through RC Services may be subject to the communications and email review policy. Please see the RC Services Compliance Manual and Written Supervisory Procedures, as well as the RC Associate Handbook for further details and information regarding the firm’s policies on the use and review of public communications and e-mail.

Any communications with the public shall be complete, fairly presented, accurate, timely and understandable to the best abilities of the Associate. All such communications shall be consistent with relevant public filings.

Section C. Challenging Financial Information

Without diminishing in any way the significance that the ICMA Retirement Corporation attaches to the accuracy of all material information communicated to investors, special emphasis is given to the importance of financial information. Accuracy in financial reporting is imperative. Associates in the Financial Operations department of RC’s Finance division are directly involved in the compilation of financial information and the preparation of financial reports. Financial reporting requires information and support from investment personnel in RC and its wholly owned subsidiary, Vantagepoint Investment Advisers, whose knowledge of fund and manager operations often is needed to support valuation and other judgments.

RC expects each individual directly or indirectly involved in the preparation and presentation of financial statements to accept personal responsibility for the accuracy and adequacy of those statements. In the event an associate should be troubled or concerned that any financial data or information, whether in preparation or in final form, might not be accurate or complete in any material respect, he or she is responsible for bringing the matter promptly to the attention of those in a position to address and correct the problem. In the event that the associate is not satisfied by the ensuing response, management expects that the associate will bring the matter directly to the attention of the CCO.

In addition, the Audit Committee of RC’s Board of Directors has established a procedure for the confidential and/or anonymous submission to the Chair of that Committee of any concerns regarding questionable accounting or auditing matters. Any associate wishing to raise a concern with the Chair may present the matter in writing to the Chair. Communications can be sent via U.S. mail to: ICMA Retirement Corporation, Attention Arthur Z. Gardiner, Jr., 8 Sargent Street, Hanover, New Hampshire 03755, with the envelope marked “Confidential Communication.” That letter will be delivered unopened to the Audit Committee Chair, with the understanding that the source of the complaint or concern, if identified in the letter, will not be revealed to RC management. In the case of a matter involving Vantagepoint Funds or VantageTrust Funds, the Audit Committee Chair will forward the letter to the Chair of the Audit Committee of the appropriate entity under the same confidentiality condition.

No director, officer, or associate of RC may retaliate or take any adverse action against anyone for raising or helping to resolve an integrity concern.

Please refer to the “Complaint and Whistleblower Procedures” which are found in Appendix D of this document for additional information.

Section D. Conflict of Interest

Although RC respects the right to privacy, associates must avoid situations in their personal activities and financial affairs that are or may appear to be in conflict with their professional responsibilities. Associates, regardless of their position within RC, have a duty to be free from the influence of conflicting interests when representing the Corporation in any business dealings or making any recommendations that may influence an action taken by the Corporation or a client.

Associates are required to disclose all matters to the CCO and the Human Resources Department that could reasonably be expected to interfere with their duty to RC or any client thereof. Associates are also required to disclose any material conflict of interest that could impair their ability to render unbiased and objective advice or service to RC or clients thereof.

For purposes of clarification and emphasis, the conflict of interest issues are divided into two sections. This Section D is a general discussion of associates’ use of internal information, equipment or position for personal gain. The second section, Section E, pertains to conflict of interest issues relating to associates’ use of their relationships with others outside RC for personal gain. Both sections are equally important and closely correspond with each other.

Compliance with all conflict of interest disclosure requirements imposed by the Corporation or by the laws, rules and regulations applicable to RC activities is required by associates if related to their professional activities.

Examples of Conflict of Interest Activities

General Outside Interests or Activities

Associates shall refrain from outside interests and activities that affect an associate's quality of work; compete with RC's activities or business interests; involve use of RC's equipment, supplies or facilities; infer sponsorship or support by RC; or adversely affect RC's reputation.

Using Your Relationship with RC for Personal Gain While Still Employed at RC

Associates shall not use their position with the Corporation to receive favorable treatment such as price breaks, discounts, free services or merchandise that could be used for the individual's personal gain. (See "Gifts, Honorariums, and Fees" in Section E.)

RC also prohibits the use of confidential or restricted information for personal gain when such information is not readily available to the public. Furthermore, every associate has the affirmative responsibility to safeguard the confidentiality of all information connected with RC from even inadvertent disclosure or use. Examples of confidential or restricted information include investment information, vendor or client lists, etc. (See "Insider Trading" in Section B.)

Associates shall also not use RC equipment or resources in any way for non-RC related projects without authorization from senior management. See Part III, Common Questions and Answers, for examples of inappropriate use of RC equipment or resources.

Using Your Relationship with RC for Personal Gain After Employment at RC

During employment with RC, associates obtain knowledge and access to information regarding RC’s management, operations, strategies, financial condition, participants, and/or potential business prospects. By signing this Code of Ethics, all individuals who have terminated their relationship with RC are required to maintain this information in confidence after the relationship with RC has ended. In other words, this information is not to be shared in any way with any person or entity, including other employers, vendors or financial service providers of any kind.

Political Activities

Any Associate who is considering becoming a candidate for any elective office or appointment to any paid government position or position involving retirement plan activities shall provide written notification to the President and CEO. In all cases of participation in such activities, an associate must act as an individual and not as a representative of RC. In addition, any effort to use corporate funds or assets for such activities is forbidden.

As a not-for-profit corporation, RC is generally precluded from making campaign contributions or interfering in the political process. Because many of RC's associates are directly responsible for the marketing of our products and services in the state and local political arena, it is essential to address the issue of political contributions by associates in an effort to avoid an appearance of impropriety. Adverse publicity about political activities and contributions could seriously impair RC's reputation and its business interests. Although RC respects associates' rights of free speech, the Corporation has the obligation to monitor campaign activity that relates to its business.

Associates with marketing responsibilities or direct involvement in the process of securing or retaining business at the employer level are required to contact Paul Gallagher, Senior Vice President, General Counsel and Corporate Secretary to report any political contributions over $200 they intend to make and that are subject to this policy. Officers of RC will also be subject to a political contributions policy requiring them to file quarterly reports with the Legal department. Instances where associates wish to make political contributions over $200 in value will be evaluated by RC on a case-by-case basis to verify compliance with applicable state and federal laws and regulations, and to avoid the appearance of impropriety or a conflict of interest in locations where RC solicits or secures business.

"Political contributions" subject to this policy include financial or other contributions (including "in-kind") over $200 in value to the campaigns of state or local elected officials who could affect or influence RC's business, whether made to a political action committee or other campaign-related group, in connection with a fund raising event, or directly to the candidate or his/her representative. It also includes contributions in support of, or opposition to, any referendum ballot measure involving governmental clients, prospects or retirement plans. This policy is intended to be reasonably interpreted to include those contributions that could potentially create a conflict of interest (actual or apparent) in the course of RC's soliciting business from governmental agencies.

It is the obligation of each associate who makes personal campaign contributions to ascertain that they comply with this policy and appropriate local, state and federal laws governing campaign financing. Failure to comply with this policy and relevant statutes is grounds for disciplinary action.

RC's intent is not to prohibit or inhibit associates' constitutional participation in the political process (particularly in an associate's home town), but the Corporation must ensure that there is no appearance of impropriety in connection with RC's efforts to solicit, secure, or maintain business in the public sector.

Section E. Relationships with Others Outside the Corporation

This section directly corresponds to Conflicts of Interest - Section D, but is identified individually to emphasize and directly address common issues that arise within the context of associates’ relationship with external individuals and entities.

Personal Business Activities

RC associates must consider employment at RC as their primary employment responsibility. Therefore, associates are required to obtain prior written approval before engaging in certain outside business ventures. A Request for Approval of Outside Business Activity Form (Appendix C) must be completed by associates and approved by RC prior to engaging in the following activities:

•	Employment or affiliation in any retirement and/or financial services, computer/information technology services, insurance, investment services/securities or employee benefit activities outside of RC;

•	Receiving compensation, including commissions, riders, etc., from former employers or affiliations in the retirement and/or financial services, computer/information technology services, insurance, investment services/securities or employee benefit business;

•	Participating directly or indirectly (or procuring a financial interest) in a business venture with a client or vendor of RC or affiliate and/or subsidiary of RC;

•	Becoming a director, officer, adviser, partner, consultant or trustee of any organization or business;

•	Raising money for any business venture;

•	Engaging in an outside writing or broadcasting activity (advertising, articles, interviews, seminars, teaching, or speaking engagements);

•	Testifying as an expert witness (also requires legal department approval);

•	Managing a portfolio or advising on the effects of securities transactions for a non-profit organization (whether or not the associate receives compensation) except for family trusts where the associate is a family member;

•	Borrowing from brokers, vendors or clients other than with a recognized lending institution or normal extension of credit through a bank, department store or margin account at an NASD/exchange member firm;

•	Participating in investment clubs, privately traded/operated hedge funds and initial public offering activities must also receive prior written approval;

•	Activity that could be viewed as a conflict of interest by RC -- whether or not it is related to financial services.

The only exceptions to this requirement are services as director or officer of: 1) an affiliate of RC; or 2) a social, educational, charitable, religious or philanthropic institution, except where otherwise noted. A response to requests for approval may be expected within 10 working days of their submission.

Gifts, Honorariums and Fees

Associates may not receive or give gifts or honorariums of value in excess of $100 from an individual source in any calendar year, to or from any client, supplier and/or other party involved in daily business with RC. NASD Conduct Rule 2820(g)(4)(A) also prohibits registered persons from receiving gifts in excess of $100 per year. Gifts of cash, securities or real property, or legacies or devises under wills or trust instruments from clients to associates, officers or directors, or members of their immediate family shall not be accepted unless the client is also a relative of the associate and the gift is not connected to the associate's position with RC.

Non-business meals, tickets to theatrical productions, sporting events, or any other entertainment-type gift, when not used in the course of business, are included in the limit and may only be accepted if they are not so frequent or excessive as to raise any question of propriety. Such meals and entertainment gifts must be discussed with and approved by a member of the Leadership Team (Senior VPs), even if under the $100 limit.

Under no circumstances shall associates request or accept any gift, service or favor in return for procuring for an outside entity or individual a service or beneficial business transaction offered by RC. This includes both direct and indirect benefits such as commissions, special discounts, free services or other payments or concessions from attorneys, bankers, insurance agents, fund managers, salespersons, consultants, vendors or potential vendors, and the like, who may offer inducements for giving or referring business to them, when made for personal gain. These prohibitions also apply to members of associates' immediate family.

Where there is a strong business reason to deviate from acceptance of gifts, honorariums and fees, authorization must be expressly granted by the President and CEO.

These prohibitions do not apply to:

•	Awards given by charitable, civic, religious, or similar organizations for meritorious contributions or service;

•	Meals, refreshments or entertainment of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions (associates are encouraged to discuss these types of gifts with their manager first);

•	Acceptance of advertising and promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars, and similar items;

•	Acceptance of gifts of reasonable value that are related to commonly recognized events or occasions;

•	Accommodations, meals, registration, etc. of reasonable value in the course of speaking, or making presentations to professional conferences or meetings;

•	Educational scholarships awarded and/or distributed on a competitive merit basis.

Employing or Contracting With Friends or Relatives

All contracts, expenditures and hires must be made solely for the benefit of RC and its participants. Associates with contracting, expenditure or hiring authority are required to seek an independent review before committing RC to any kind of association with or expenditure to a person or organization with whom the associate has a personal relationship to ensure such is the case. An independent review consists of consultation with the associate’s manager or senior management, with full disclosure as to the personal relationship and the obligation of the outside person or entity to be hired.

Obligations to Others at Time of Hire

Prior to the official start date of employment at RC, associates shall disclose to RC any obligations he/she may have to current or former employers, including confidentiality restrictions, non-compete agreements or any other factor or promise that may limit or inhibit his/her employment activities.

Relationships with Others Outside the Corporation After Employment at RC

Upon separating from employment with RC, associates must not take any proprietary information (including any electronic files) or property with them, either to share with others outside the corporation or for personal use of any kind. Moreover, a former associate must refrain from directly or indirectly communicating with an RC employee for a period of one year following termination of employment for the purpose of encouraging or causing an employee to leave the employ of RC or any affiliate or subsidiary of RC.

Section F. Relationships with Others Inside the Corporation

RC is committed to understanding and valuing cultural diversity in the workplace and strives to treat all associates with the utmost dignity and respect. Associates have a responsibility to treat others at work with respect and courtesy as well.

RC also believes it is the right of all associates to work in an environment free from all types of harassment. Harassment, including sexual harassment, of associates, job applicants, consultants, subcontractors, vendors or clients will not be tolerated. This includes, but is not limited to, use of the Internet to access, display, print or download offensive and/or inappropriate material which is strictly prohibited by RC at all times. (Please refer to the Associate Handbook and Section I of this Code for further information.)

Similarly, no associate is expected to tolerate any unreasonable or objectionable behavior from clients or prospective clients. Please consult the Associate Handbook for more specific information. If any questions and/or difficult situations arise that are not addressed in the Handbook, please contact the Human Resources Department or your division head.

Section G. Honesty

Associates shall not knowingly make or omit any statements, orally or in writing that either explicitly or implicitly mislead, misinform or misrepresent the services the associate or RC is capable of performing for the client, the qualifications of the associate or RC, or the past or present investment performance of any funds maintained by VTC or of The Vantagepoint Funds.

No false, artificial or misleading statements and/or information shall be used in any books, records, writings or publications of RC or any of its subsidiaries or of the funds maintained by VTC or of The Vantagepoint Funds for any reason, and no associate shall engage in any activity that may facilitate or appear to condone such an act. In addition, transactions or financial data and entries must not be misrepresented or manipulated for the purpose of misleading.

Associates must also not knowingly make or omit statements, either orally or in writing, that either explicitly or implicitly mislead, misinform or misrepresent on employment-related documents, including expenses on expense reports or misrepresent their hours worked when completing timesheets. RC also requires associates to adhere to the letter and spirit of any RC agreement, including those relating to software licensing, use of equipment, etc. For example, associates may not use unauthorized software on RC equipment or use RC equipment for unauthorized purposes.

Furthermore, once an associate knows he/she may be leaving employment with RC, the associate is expected to professionally decline a request and/or decline from making a request to attend training classes, seminars or any other professional development exercise that causes RC to incur expenses that will not benefit its clients. Moreover, once an associate knows he/she may be leaving employment with RC, the associate is expected to decline participation in corporate strategic business and/or client meetings, unless express approval from senior management is received.

Time Reporting

Associates in all divisions and at all levels are responsible for accurate and timely reporting of all paid leave (e.g., vacation, personal leave, sick leave, compensatory time, etc.) taken using the form and format appropriate for the position level. Associates are expected to report paid leave and all hours worked on a biweekly timesheet. (In the case of senior management, if a timesheet is not required on a biweekly basis, then an “Exception Leave Report” must be completed not later than 30 calendar days after the leave.)

Failure to accurately report paid leave and/or hours worked is subject to disciplinary action, up to and including dismissal.

Section H. Use of RC Property and Funds

The misuse or unauthorized removal of RC-owned furnishings, equipment, supplies, and other property from any corporate facility is prohibited. This includes color printers and copiers, client lists, files, reference materials and reports, as well as computer hardware, software, and data operating or processing systems. Further, every associate of the Corporation shall adhere to all copyright, patent, and licensing agreements of the material and equipment with which they work.

Assigning responsibility to or soliciting the assistance of RC associates for personal matters handled during business hours is also prohibited.

It is prohibited for any associate to establish a fund using assets or the credit of RC, any RC subsidiary or any client of RC or VIA, or use for any purpose any such fund or asset that is not recorded in the books of RC or the appropriate subsidiary or client.

Any associate having information or knowledge of any act that violates the above provisions or has information or knowledge of any unrecorded fund or asset, shall promptly report it to the President and CEO.

Corporate Credit Cards

RC corporate credit cards may only be used for approved business-related charges and not personal charges. Associates are responsible for demonstrating and documenting, in a timely manner, appropriate business purpose for all charges incurred through the use of the card. If the card is lost or stolen, associates have the responsibility to report it immediately. The card must be returned when requested and/or at termination of employment.

Expense Reimbursement

RC will reimburse associates for reasonable costs incurred for business-related activities. Associates are responsible for demonstrating and documenting the appropriate business purpose of the cost when seeking reimbursements.

Payments Made by RC

No payment on behalf of the Corporation shall be approved or made with the intention or understanding that a part or all of such payment is to be used for any purpose other than described by the document supporting the payment. No payments shall be approved that violate any expressed or implied corporate policies.

Associate Employment and Compensation

Employment with RC is At Will for no definite period and may be terminated by the associate or RC at any time for any reason not specifically prohibited by law. Unless expressly authorized to do so, no associate shall make any assurances or commitments to the contrary. Moreover, no associate shall make any assurances or commitments regarding future compensation matters unless specifically authorized to do so.

Use of the Internet at Work

The Internet is provided to RC associates as a business tool. Personal use of the Internet before or after business hours is permitted (see important reminder at the end of this paragraph.) Personal use of the Internet during a designated lunch break is also permitted if coordinated with the department manager. Because personal use of the Internet is strictly limited to specific times of the day, DAY TRADING (the daily researching, monitoring and/or execution of multiple personal investment transactions during work hours) is also prohibited.

IMPORTANT REMINDER: Use of the Internet (including the viewing, displaying, sending, downloading and/or printing) involving sexually explicit or offensive materials and/or inappropriate sites (e.g., gambling) is strictly prohibited at ALL times. RC reserves the right to monitor individual use of the Internet at any time without notice. Noncompliance with the corporate policy regarding the Internet will result in disciplinary action, up to and including dismissal.

Off-Site Use of RC Equipment/Computers

Before removing any RC-owned office equipment (including, but not limited to, computers, computer parts, printers, fax machines, etc.) the equipment must be formally signed out on a long-term or short-term (e.g., for overnight or weekend use for a special project) basis through the Information Technology division and/or Administrative Services, as appropriate. Associates who are issued RC equipment for long-term off-site use must complete, sign and submit a “RC Property Record Form” before removing any equipment from the RC premises.

Associates who need to borrow RC equipment or equipment parts for short-term off-site use must complete and submit a “RC Property Pass” before removing any equipment from the premises. It is the Associate’s responsibility to return all RC equipment in good condition and in a timely manner. Associates who are removing RC equipment must provide the building lobby attendant a copy of the approved Property Pass. Exceptions to this policy (e.g., regular or frequent building entry and exit with an assigned laptop) must be coordinated through the Information Technology division and/or Administrative Services, as appropriate.

Additional information pertaining to the policy and procedures about off-site use of RC equipment/computers will be provided to associates under a separate cover.

RC Property and Separation of Employment

All physical and intellectual property (original and reproduced) is to be returned upon separation of employment with RC. Although RC will attempt to facilitate the return of such equipment, it is ultimately the associate’s responsibility to make sure all equipment is returned by the last day of employment.

Section I. Reporting Known and Suspected Violations and Disciplinary Actions

Reporting Violations

In accordance SEC Rule 204A-1, all violations of this Code must be reported promptly to the CCO.

If you know of or suspect any conduct that you believe to be inconsistent with this Code or RC's other policies or requirements of the law, or if you have violated this Code, you are obligated to report it to your manager or director, RC's General Counsel, any member of the Legal Department or the Human Resources Department. In addition, if you receive a report of violations or suspected violations from another RC Associate, you must promptly report it to the CCO. (See also Appendix D – Complaint and Whistleblower Procedures.)

RC will protect Associates who report conduct that is reasonably believed by them to constitute a violation of any law, rule or regulation. Making such a report will not result in an Associate’s termination of employment, demotion, harassment, or any threat or discrimination regarding the terms or conditions of his or her employment.

Disciplinary Actions

The matters covered in this Code are of the utmost importance to RC and RC’s employers and participants and are essential to the Corporation's ability to conduct its business in accordance with its stated values. All employees, contractors, and consultants are expected to adhere to these rules in carrying out their duties for RC.

RC will take appropriate action against any employee, contractor, or consultant whose actions are found to violate these policies or any other of RC's specific policies. Disciplinary actions may include immediate termination of employment or business relationship. Where the Corporation has suffered a loss, remedies will be pursued against the individuals or entities responsible. Where laws have been violated, RC will cooperate fully with the appropriate authorities. Employees in the United States should be aware that this Code of Ethics and Standards of Professional Conduct does not alter an employee's at-will relationship with RC as described in the Associate Handbook.

Reports of Violations by Legal Counsel to The Vantagepoint Funds

In the event that an Associate serving as legal counsel to The Vantagepoint Funds becomes aware of information that would lead a reasonable attorney to believe a material violation of an applicable law, rule or regulation has occurred, is occurring, or is about to occur, the Associate shall comply with all applicable ethical obligations and laws that govern the reporting of such violations by legal counsel. Unless otherwise required by law, any such Associate shall initially make a report describing the possible violation to the General Counsel or the CEO. The Associate shall take reasonable steps to document his or her reports, as well as any response received from the General Counsel or CEO and retain the documentation for a reasonable period of time.

Section J. Delivery and Acknowledgments of Receipt

The CCO or his or her designee shall deliver copies of this Code, including any amendments thereto, together with a form that may be used to acknowledge receipt thereof to all RC Associates. Each RC Associate shall complete, sign and promptly return to the CCO or designee such written acknowledgements.

Section K. Record Keeping

Required Records

The CCO shall make and keep the following records in respect to this Code:

(a) a copy of this Code, any amendments thereto and any alternative versions that were in effect at any time within the past five years;

(b) a record of any violation of this Code and of any action taken as a result of the violation for a period of five years from the end of the fiscal year during which the entry was made on such record, the first two years in an appropriate office of RC and VIA;

(c) a record of the written acknowledgements of receipt of this Code and any amendments thereto provided by person who is, or who was at any time within the past five years, an RC Associate; and

(d) a record of the names of any RC Associate that currently is or that within the past five years was an Access Person of RC or VIA.

III. COMMON QUESTIONS AND ANSWERS

Q:	What types of gifts and gratuities are acceptable?

A:      Any gift of $100 or less in value is acceptable unless it appears the gift is being given in exchange for business and the total gift from each donor does not exceed the $100 limit per year. So for example, small office supplies, plants, inexpensive items with the vendors' insignia/logos, fruit baskets, candy, etc. are fine.

Q:	What types of gifts and gratuities are unacceptable?

A:      Any gratuity that is or even gives the appearance of being improper (e.g. exchanging any type of compensation/gift for a business relationship of any kind).

Also, items over $100 that are not used in the course of business are not acceptable. Examples such as jewelry, entertainment tickets, airline tickets, gift certificates, etc., are not acceptable. Special amenities or gifts provided by a vendor, consultant, etc., at a professional conference in excess of the $100 annual limit should also not be accepted.

Q:	Why has RC designated $100 as the limit on gratuities and gifts? How do I comply with that limit in my marketing efforts?

A:      The $100 limit is required by NASD regulations and generally only applies to "gifts," not expenditures made in the course of conducting business. However RC, as a corporation, has instituted limits on expenditures made in the course of conducting business as well. (In addition, the NASD limit is written to apply to only "broker/dealers" but RC has chosen to extend its application to all associates.)

All associates may only accept meals, entertainment or refreshments of "reasonable value" and only for the purpose of bona fide business discussions. "Reasonable value" has purposely been left vague, so as to allow associates some flexibility. But it is also expected that this flexibility will not be abused. If you have any questions, contact your supervisor beforehand.

Q:	Can I contribute to the state/local political campaign of an RC client?

A:      Yes, but only if the contribution is under $200 or you have informed the Corporate Secretary and have received authorization to go over the limit. Permission to go over the limit must be obtained prior to contributing. (See "Political Activities" in Section D.) Political contributions made by officers of RC (vice presidents and above) may also be subject to special restrictions. Please contact the CCO or the Legal Department for details.

Q:	Can I run for political office myself?

A:      Yes, but you must provide written notification prior to becoming an "official" candidate (e.g. before filing with the clerk's office). In addition, as a candidate, you must be careful to act as an individual and not a representative of RC or implicate RC in any way during the election process. (See "Political Activities" in Section D.)

Q:	Is discussing RC clients or business with people outside of the financial services industry a breach of confidentiality?

A:      Absolutely! As they say, it's a small world. You never know if an individual's personal interests overlap those of RC or its clients, even if that individual has little or nothing to do with the financial services industry.

Furthermore, and most importantly, RC associates have a significant responsibility to maintain proprietary and personal financial information in the strictest of confidence. There will be no unauthorized exceptions outside of the Corporation to whom this information may be disclosed.

Q:	What should I do if I am contacted by a member of the press?

A:      You may only do one thing - refer him/her to the Vice President of Communications. Unless expressly and specifically authorized by the CEO, SVP Marketing or VP of Communications, RC associates are strictly prohibited from making any statements to the press, including confirming or denying any statement made to you. Because of the seriousness of potential damage that may result from unauthorized press statements, a breach of this policy will result in disciplinary action, up to and including termination.

Q:	Must I report a second job?

A:      Maybe and maybe not--it depends on the nature of the job. Naturally, a position in food service or retail sales does not need to be reported unless it hinders your work performance at RC. Your commitment to RC should be your primary employment priority. If your position requires overtime or flexible scheduling, a secondary job should not interfere with working such hours. Although you may not need to disclose a second job, work done for outside employment or personal projects on RC time and/or using RC resources is strictly prohibited.

However, any position in a financial services, computer/information technology, investment services/securities or employee benefit organization must be reported. In addition, any position giving advice, in writing or verbally, about either finances, financial services, investments or employee benefits must be reported as well. Please use the Request for Approval of Outside Business Activity Form (Appendix C).

In addition, please note that the NASD requires all registered representatives to report all employment positions to the Legal/Compliance Department. Please submit your notification in writing (Appendix C) to the Legal Department prior to starting your secondary employment.

Q:	Who must comply with the Policy on Personal Investment Activity and disclose personal financial information? If it apples to me, what do I need to do?

A:      All RC Associates must comply with the Policy on Personal Investment Activity. The purpose of this policy is not only to comply with SEC regulations but also to heighten the awareness of associates as to the sensitive and proprietary nature of trading information. All RC Associates who beneficially own or invest in shares of The Vantagepoint Funds through accounts maintained elsewhere than at RC must report those accounts. However, only RC Associates who are “Access Persons” must report other personal securities accounts, transactions and holdings. See forms attached as Appendices A and B.

The CCO or his designee maintain a list of all “Access Persons” of RC and VIA. If you have questions about whether you are an “Access Person,” please contact the CCO or the Legal Department.

You are considered an “Access Person” if you have access to non-public information regarding the portfolio securities holdings or trading of any client of RC or VIA, including the VantageTrust funds or The Vantagepoint Funds. You also are an “Access Person” if (a) you are involved in making or have access to non-public securities recommendations to such clients, (b) you are an officer or LLC Manager of RC or any of its subsidiaries or (c) you work in the Investment Division, Finance Division or Legal Department. As an “Access Person,” you must report your personal securities accounts, holdings and transactions under the Policy on Personal Investment Activity, and you are prohibited from buying or selling securities of any company that, directly or indirectly, has a substantial business relationship with RC or The Vantagepoint Funds.

Certain “Access Persons” are also considered “Investment Persons,” and are subject to both reporting requirements and specific restrictions on their personal securities transactions, including prior approval requirements, black-out periods and restrictions on short-term trading, short selling and investments in initial public offerings and limited offerings.

If you have questions about whether you are an “Investment Person,” please contact the CCO or the Legal Department.

Q:	My spouse owns stock in ABC Corporation. Do I need to disclose it?

A:      Yes, if you are an “Access Person” under the Policy on Personal Investment Activity AND beneficially own stock of any kind in any corporation in your name, through a joint account (with anyone else including your spouse), as trustee or custodian in which you exercise control (including for your children) or in a retirement account, then you must report the holdings.
You are considered to beneficially own securities held by members of your immediate family who share your household. Please refer to the definition of “beneficial owner” in the Policy on Personal Investment Activity for a list of persons who are considered immediate family members.

Q:	My spouse owns mutual fund investments. Do I need to disclose it?

A:      Closed end mutual funds do need to be disclosed, as do shares of The Vantagepoint Funds. However, third party open-end mutual funds are one of the limited types of investments you or your spouse do not need to disclose. Accounts where any fund or other security is held for the direct or indirect benefit of the associate must be disclosed. (Note: An open-ended mutual fund company continuously offers and redeems their shares to the public. Individuals buy the shares at the “public offering price” or the net asset value (NAV) of a no-load fund like the Vantagepoint Funds, and sell their shares at the NAV. There is no limit on the amount of shares they can offer. Conversely, a “closed-end” fund is structured like a stock - it trades on an exchange, its price is determined by market conditions and only a certain number of shares are able to be traded or outstanding at one time. Exchange traded funds (ETFs) may be organized as closed-end fund, an open-end fund or a unit investment trust. ETFs organized as closed-end funds need not be disclosed.)

Q:	If I have a brokerage account that allows me to trade securities and mutual funds, what transactions are subject to the Insider Trading policy’s “reporting” requirements and which transactions are subject to the “pre-clearance” requirements?

A:      If you are an “Access Person” as defined in RC’s Policy on Personal Investment Activity, you must receive prior approval from the CCO or his designee for all purchases or sales of Covered Securities (as defined in the Policy on Personal Investment Activity), including shares of The Vantagepoint Funds, other than through “Exempted Transactions” (described in the Policy on Personal Investment Activity). You also must report your holdings of all Covered Securities annually and your transactions in all Covered Securities quarterly and comply with the other restrictions in the policy. Finally, you must disclose all securities accounts over which you have direct or indirect control or influence or a pecuniary interest (including those of immediate family members living in the same household as you), even if those accounts contain only securities which are not deemed Covered Securities, such as U.S. Government bonds or shares of third-party mutual funds. See the Policy on Personal Investment Activity for further details.

Q:	I received a copy of a fun screen saver I’d like to install on my computer. Am I violating RC policy?

A:      Yes, unless RC has purchased the license to use it. Please do not install any software, including screen savers, on your computer until you have ascertained RC has purchased a license for it and you have received express authorization from the Help Desk to install it.

Q:	I need to design a newsletter for my condo association. Can I write and design it on my computer? Can I ask a colleague or associate on my staff to assist me? Can I make copies to distribute?

A:      Use of your RC computer after hours is OK provided you are not using unauthorized software or any diskettes used on non-RC computers. Any risk of introducing a virus on RC’s system can be very expensive and destructive. Accordingly, associates are prohibited from using any diskette used on equipment other than RC’s. In addition, any outside personal projects must not interfere with your current job responsibilities or involve other RC associates during the work hours.

Furthermore, associates may not make any copies for distribution of something that is not directly related to RC business. In other words, any personal project written or designed on your computer after hours must be taken to an external copy center.

Q:	How should I be “proactive” in protecting RC’s computer equipment and corporate information and data?

A:      There are many ways in which each associate can take proactive measures to secure equipment and data during the routine activities of the workday. It’s your responsibility to recognize when the manner in which you or any other associate is operating may jeopardize the security of either. Although some associates will have more access to equipment and data than others will, we are all responsible to some degree.

Some examples of ways all associates can take proactive measures include, but are definitely not limited to:

•	keeping any portable equipment locked up when not in use;

•	placing equipment or data in a location where unauthorized persons cannot take it (e.g., don’t place equipment or data on airport benches, in car trunks, or on table tops when you’re done working with a participant, etc.);

•	removing confidential information, especially participant data, from fax and copy machines when you’re through using the machine;

Q:	My last day at RC is next week and I worked from home on some RC-related documents. Copies and/or drafts of these documents remain on my computer at home. How should I handle this?

A:      First and foremost, all hard copies of documents and drafts (including any copies) should be returned to your supervisor before your last day. Second, any files stored on your computer should be downloaded to a diskette. The original file stored on your computer should be erased and the diskette should be delivered to your supervisor.

Q:	Does this Code apply to me after I leave RC?

A:      Yes. Former and current associates alike are required to maintain the confidentiality of all client information as well as all proprietary or confidential business information. This includes all systems, system designs, marketing programs or plans, financial information, client portfolio holdings information and any information one would presume to be special or valuable to the Corporation.

Because RC takes its commitment to our clients’ privacy seriously, RC reserves the right to pursue any and all available legal remedies in the event there is a breach of confidentiality by any party, including departing associates.

APPENDIX A

ICMA RETIREMENT CORPORATION
VANTAGEPOINT INVESTMENT ADVISERS, LLC
THE VANTAGEPOINT FUNDS

HOLDINGS AND ACCOUNTS REPORT

Report Submission Date: ___________________

☐ Initial Report. This report is current as of _____________

Initial report must be current as of a date no more than 45 days prior to becoming an Access Person and must be submitted within 10 days of becoming an Access Person.

☐ Annual Report for _________________

Year Covered by Report

Annual report must be current as of December 31st and must be submitted by February 14th.

Name: _______________________________________________________________________

I hereby confirm that, other than the securities described below, I have no other personal holdings of Covered Securities and have not acquired a direct or indirect beneficial ownership in any other Covered Securities (as defined by the Policy on Personal Investment Activity and Prevention of the Misuse of Inside Information), as of December 31st (or, for initial reports, the date listed above). I hereby confirm that, other than the securities accounts described below, I have no other securities accounts in which I have a beneficial ownership interest or over which I exercise control as of December 31st (or, for initial reports, the date listed above).

Part I: Personal Securities Holdings

Please provide the requested information for all Covered Securities holdings including those holdings previously reported to the CCO in prior annual Holdings and Accounts Reports or in duplicate brokerage, mutual fund or bank account statements and confirmations provided to the CCO. If you do not have any reportable holdings, please write “NONE” in the space below. Please use the back of this page if you need additional space.

Title of the Security	Type of Security (stock, bond, etc.)	Ticker Symbol or CUSIP No. (if applicable)	Number of Shares/Units	Principal Amount

Part II: Securities Accounts

Please provide the requested information for each securities account in which you have a beneficial ownership interest. If you do not have any such accounts, please write “NONE” in the space below. Please note that you are required to report ALL accounts in which you hold securities of any type, including securities that are exempt from the transaction and holdings reports required by the Policy on Personal Investment Activity. This account reporting requirement is NOT limited to accounts holding Covered Securities.

1.	Name of Broker/Dealer/Mutual Fund/Bank	_____________________________
	Name of Account Executive:	_____________________________
	Title of Account:	_____________________________
	Account Number:	_____________________________
Names and Addresses of All Individuals with a
	Beneficial Ownership Interest in the Account:	_____________________________
_____________________________
_____________________________

2.	Name of Broker/Dealer/Mutual Fund/Bank	_____________________________
	Name of Account Executive:	_____________________________
	Title of Account:	_____________________________
	Account Number:	_____________________________
Names and Addresses of All Individuals with a
	Beneficial Ownership Interest in the Account:	_____________________________
_____________________________
_____________________________

3.	Name of Broker/Dealer/Mutual Fund/Bank	_____________________________
	Name of Account Executive:	_____________________________
	Title of Account:	_____________________________
	Account Number:	_____________________________
Names and Addresses of All Individuals with a
	Beneficial Ownership Interest in the Account:	_____________________________
_____________________________
_____________________________

Signature: ___________________________________________      Date: ___________________
Print Name: __________________________________________

* If you have any questions regarding this form, please contact the CCO. *

APPENDIX B

ICMA RETIREMENT CORPORATION
VANTAGEPOINT INVESTMENT ADVISERS, LLC
THE VANTAGEPOINT FUNDS

QUARTERLY TRANSACTION AND ACCOUNTS REPORT

Quarter Ending: _____________________

Submission Date: ___________________

Name: _______________________________________________________________________

I hereby confirm that, other than the accounts and transactions described below, (i) I have not made any purchases or sales of or acquired any direct or indirect beneficial ownership in Covered Securities (as defined in the Policy on Personal Investment Activity and Prevention of the Misuse of Inside Information) during this calendar quarter; and (ii) I have not opened any securities accounts with a broker, dealer, mutual fund or bank. I understand that I am required to report all transactions in Covered Securities (as defined in the Policy on Personal Investment Activity and Prevention of the Misuse of Inside Information), unless such transactions were reported to RC and VIA in duplicate monthly account statements or confirmations issued by the broker, mutual fund or bank holding the account. I also understand that non-completion or inaccurate completion of this form is a violation of the Policy on Personal Investment Activity and Prevention of the Misuse of Inside Information and may result in disciplinary action and sanctions.

This report must be completed, signed and returned to the Chief Compliance Officer no later than thirty (30) days after the end of the calendar quarter.

Part I: Covered Securities Transactions

Please provide the requested information regarding transactions in Covered Securities made during the calendar quarter. If there were no transactions in Covered Securities required to be reported here or if all such transactions were reported in duplicate monthly account statements or confirmations provided to the CCO, please write “NONE” below.

Trans. Date	Title of Security	Ticker or CUSIP (if applicable)	Interest Rate & Maturity Date (if applicable)	Number of Shares	Principal Amount	Nature of Trans.	Price	Financial Institution Where Executed

Part II: New Securities Accounts

If during the calendar quarter, you established a new brokerage, bank or mutual fund account where any securities are held, please provide the name of the broker, bank or mutual fund company and the date the account was established below. If you have not established any such accounts during this calendar quarter, please write “NONE” below. Please note that you are required to report ALL accounts in which you hold securities of any type, including securities that are exempt from the transaction and holdings reports required by the Policy on Personal Investment Activity.

Name of Broker, Dealer, Bank or Mutual Fund Co.	Date Account was Established

Signature: ___________________________________________ Date: ___________________

Print Name: __________________________________________

*If you have any questions regarding this form, please contact the CCO.*

APPENDIX C

ICMA RETIREMENT CORPORATION
VANTAGEPOINT INVESTMENT ADVISERS, LLC
ICMA-RC SERVICES, LLC

REQUEST FOR APPROVAL OF OUTSIDE BUSINESS ACTIVITY

Associates are required to obtain prior written approval before engaging in certain outside business ventures. Please refer to Section E of the Standards of Professional Conduct for a complete list of qualifying activities. This form must be completed by the associate and approved by the CCO or his or her designee. A response to requests for approval may be expected within 10 business days.

1.	Activity:

2.	Name and address of organization for which business activity will be performed (if applicable):

3.	Your position (title):

4.	Your responsibilities (formal and informal scope of position):

5.	When will your duties be performed (required and anticipated weekly hours)?

6.	Will you have any financial responsibility with this organization?

7.	Are you insured in any way by this organization?

8.	Are you bonded?

9.	To whom do you report?

10.	What is your hourly/weekly compensation?

11.	Using your best judgment, would there be any conflict between your work at RC and this organization? If so, what?

RC reserves the right to request additional information. In some cases further information may be required before and approval decision can be made.

Signature _____________________________________________

Date ________________________________________________

Print Name ___________________________________________

Title and/or Department ____________________________________________________________

Please return to the Chief Compliance Officer.

APPENDIX D

COMPLAINT AND WHISTLEBLOWER PROCEDURES

The Audit and Risk Management Committee of RC’s Board of Directors is responsible for overseeing the quality and objectivity of the financial statements of RC and its subsidiaries and affiliates. The Committee also monitors the risk management processes used by RC as it administers public employee deferred compensation and retirement plans.

Procedure for Outside Complaints Involving Financial Reporting

To discharge its responsibilities, the Audit Committee has determined that it should be prepared to receive, analyze, and, if necessary, act upon complaints and concerns received by RC regarding accounting, accounting controls, or auditing matters. For that purpose the Committee has designated the Chair of the Committee as the representative of the Committee who should initially address any such complaints or concerns.

RC’s General Counsel is charged by the Committee with responsibility for informing the Chair of any such complaints and concerns. RC’s Chief Operations Officer is charged by the Committee with the responsibility of providing the Chair with such analytical and staff support as may be required by the Chair of the Board to investigate any such complaints or concerns. It is contemplated that, in ordinary circumstances, complaints or concerns addressed to RC will be handled under the supervision of the General Counsel, with the Chair of the Committee serving simply in an oversight capacity.

Should the Chair of the Audit Committee, in his or her absolute discretion, conclude that the nature of the complaint or concern is such that it cannot appropriately be investigated or handled by the Chief Operations Officer or any other member of senior management, or should the Chair conclude that the complaint or concern has not been adequately addressed by the Chief Operations Officer or by senior management, the Chair may assume full operational and analytic control of an independent investigation into such complaint or concern, or may call a special meeting of the Committee to address such complaint or concern, or the appropriate nature of an investigation thereof. It is understood that if outside counsel or other third-party consultants are to be retained to advise or assist in an analysis or investigation, the full Committee will first be consulted and Committee approval will be obtained.

Whistleblower Procedures

To discharge its responsibilities, the Audit Committee has established a procedure for the confidential or anonymous submission by RC associates or service providers of concerns regarding questionable accounting, accounting controls, or auditing matters. For that purpose the Committee has designated the Chair as the representative of the Committee who should initially receive and address any such complaints or concerns. In addition, the Committee hereby instructs RC management to inform RC associates and affiliates that written comments or concerns regarding questionable accounting or auditing matters relating to the financial statements of RC or of any fund advised by RC or its affiliates may be submitted in confidence or anonymously to the Chair of the Audit Committee. It shall be the responsibility of the Chair to protect the anonymity of the person submitting any such written statement of complaint or concern and to take such steps as he or she may deem necessary or appropriate to analyze such complaint or concern and to take needed

APPENDIX D

remedial steps. The Chair may proceed in any such matter with the assistance of RC’s General Counsel and additional staff that the General Counsel may make available. If he or she deems it preferable, the Chair may instead proceed with assistance of outside consultants or outside counsel or both. It is understood that if outside consultants or outside counsel are to be retained to advise or assist in an analysis or investigation, that the full Committee will first be consulted and that Committee approval will be obtained.

No director, officer or employee of RC may retaliate or take any adverse action against anyone for raising or helping in good faith to resolve an integrity concern.